                                  SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Section 240.14a-12

                          LENNOX INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                          [LENNOX INTERNATIONAL LOGO]
                              2140 LAKE PARK BLVD.
                            RICHARDSON, TEXAS 75080

April 16, 2003

Dear Stockholders:

     It is my pleasure to invite you to the 2003 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 9:00 a.m., local time, on Friday, May 16, 2003, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting. It is important that you vote your shares whether or not you plan to attend the meeting. To be sure your vote is counted, we urge you to carefully review the Proxy Statement and to vote your choices. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE, CALL THE TOLL-FREE NUMBER OR VOTE BY INTERNET AS SOON AS POSSIBLE. If you attend the meeting and wish to vote in person, the ballot you submit at the meeting will supersede your proxy.

     I look forward to seeing you at the meeting. On behalf of the management and directors of Lennox International Inc., I want to thank you for your continued support and confidence in 2003.

                                         Sincerely,

                                         /s/ John W Norris Jr
                                         John W. Norris, Jr.
                                         Chairman of the Board

                          [LENNOX INTERNATIONAL LOGO]
                              2140 LAKE PARK BLVD.
                            RICHARDSON, TEXAS 75080

                                 APRIL 16, 2003

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 16, 2003

                            ------------------------

To Our Stockholders:

     Notice is hereby given that the 2003 Annual Meeting of Stockholders of Lennox International Inc. will be held on May 16, 2003 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083 to:

     - Elect five Directors to hold office for a three-year term to expire at the 2006 Annual Meeting;

     - Act upon one Stockholder proposal which may be presented at the meeting; and

     - Transact any other business that may properly come before the meeting.

     A proxy statement, form of proxy, annual report and Form 10-K for the fiscal year ended December 31, 2002 accompany this notice.

     The Board of Directors has determined that owners of record of Lennox common stock at the close of business on March 24, 2003 are entitled to notice of and to vote at the Annual Meeting.

                                         By Order of the Board of Directors,

                                         /s/ Carl E Edwards Jr
                                         Carl E. Edwards, Jr.
                                         Executive Vice President,
                                         Chief Legal Officer and Secretary

                             YOUR VOTE IS IMPORTANT

     TO BE SURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE (1) CALL THE TOLL-FREE NUMBER (800) 435-6710 AND FOLLOW THE PROMPTS, OR (2) VOTE BY INTERNET AT HTTP://WWW.EPROXY.COM/LII, OR (3) COMPLETE, DATE, SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. YOU MAY VOTE IN PERSON AT THE MEETING EVEN IF YOU SEND IN YOUR PROXY CARD, VOTE BY TELEPHONE OR VOTE BY INTERNET.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Voting Procedures...........................................    1
Proposal 1: Election of Directors...........................    1
Proposal 2: Stockholder Proposal on Indexing Executive Stock
  Options...................................................    7
Board Organization..........................................    9
Audit Committee Report......................................   10
Directors Compensation......................................   11
Compensation Committee Report on Executive Compensation.....   11
Executive Compensation......................................   16
Certain Relationships and Related Party Transactions........   24
Ownership of LII Common Stock...............................   25
Comparison of Total Stockholder Return......................   27
Additional Information......................................   28
Appendix A -- Audit Committee Charter.......................  A-1

                                PROXY STATEMENT

                               VOTING PROCEDURES

     This proxy statement and the accompanying proxy card are being mailed to Stockholders of Lennox International Inc. ("LII" or the "Company") beginning on or about April 16, 2003 in connection with solicitation of proxies by the LII Board of Directors for the Annual Meeting of Stockholders to be held on May 16, 2003 at 9:00 a.m., local time, at the University of Texas at Dallas Conference Center, Rutford Avenue and Drive A, Richardson, Texas 75083, and any adjournments thereof.

     If you sign and return the accompanying proxy, vote by telephone, or vote by Internet and your proxy is not withdrawn or revoked, your shares will be voted in accordance with your voting instructions. If you sign and return your proxy but do not give voting instructions, your shares will be voted for each proposal as recommended by the Board of Directors.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     The Board of Directors of LII currently consists of 15 people, with no vacancies. In accordance with the Bylaws, Directors are divided into three classes, each class to serve a three-year term. At the meeting, five Directors will be elected to hold office for a three-year term expiring at the 2006 Annual Meeting of Stockholders. Other Directors will continue in office, in accordance with their previous election, until the expiration of their classes at the 2004 or 2005 Annual Meeting of Stockholders. One of the incumbent Directors, Mr. William G. Roth, will not continue as a Director after the Annual Meeting. The Board of Directors would like to express its sincere appreciation to Mr. Roth for his dedication and commitment to LII.

     Brief biographies for each nominee for Director for the three-year term expiring at the 2006 Annual Meeting of Stockholders and for each current Director in the classes continuing in office are shown below.

     If you do not wish your shares to be voted for any particular nominee, you may so indicate on the proxy card. If any of these nominees for Director becomes unavailable, the persons named in the accompanying proxy may vote for any alternate designated by the present Board of Directors or the number of Directors may be reduced.

NOMINEES FOR ELECTION AT THIS MEETING FOR A TERM EXPIRING AT THE 2006 ANNUAL
MEETING:


(Photo of Linda            LINDA G. ALVARADO, 51, has served as a Director of LII since 1987. She is
  Alvarado)                President and Chief Executive Officer of Alvarado Construction, Inc. a
                           general contracting firm specializing in commercial, government and industrial construction and environmental remediation projects. She currently serves on the Boards of Directors of Qwest Communications
                           International Inc, a telecommunications company, Pepsi Bottling Group, a soft drink and beverage company, Minnesota Mining and Manufacturing
                           Company and Pitney Bowes Inc., an office equipment and services company.
                           Ms. Alvarado is also a partner in the Colorado Rockies Baseball Club.


(Photo of Steven R.        STEVEN R. BOOTH, 43, has served as a Director of LII since 2002. He
  Booth)                   became the President of Polytech Molding Inc., a plastic injection molding company serving the industrial, health care, and automotive markets, in 2001. From 1994 to 2001, Mr. Booth was employed by Process
                           Science Inc., a designer and manufacturer of equipment and products using hydrostatic extrusion technology.

(Photo of David V.         DAVID V. BROWN, 55, has served as a Director of LII since 1989. Dr. Brown
  Brown)                   owns the Plantation Farm Camp, a working 500-acre ranch with livestock that provides learning in a farm setting for children. He is currently serving on the Strategic Planning Board of the Western Association of
                           Independent Camps, an educational organization for training camp directors and owners.

(Photo of John E.          JOHN E. MAJOR, 57, has served as a Director of LII since 1993. In 2003,
  Major)                   Mr. Major formed The Technology Solutions Group, which provides consulting services and of which he serves as President. In 2003, he stepped down as Chairman and Chief Executive Officer of Novatel Wireless,
                           Inc., a leading provider of wireless Internet solutions, having served since 2000. Prior to joining Novatel, he was Chairman, Chief Executive
                           Officer and President of Wireless Knowledge. Prior to that, he was
                           Executive Vice President of QUALCOMM and President of its Wireless
                           Infrastructure Division. Prior to joining QUALCOMM in 1997, Mr. Major served as Senior Vice President and Chief Technical Officer at Motorola,
                           Inc., a manufacturer of telecommunications equipment, and Senior Vice
                           President and General Manager for Motorola's Worldwide Systems Group of
                           the Land Mobile Products Sector. Mr. Major currently serves on the Boards of Directors of Novatel Wireless, Inc., Littelfuse, Inc., a manufacturer of fuses, Verilink Corporation, a manufacturer of network access devices, and Broadcom Corporation, a semiconductor manufacturing company.

(Photo of Walden W.        WALDEN W. O'DELL, 57, serves as Chairman of the Board, President and
  O'Dell)                  Chief Executive Officer of Diebold, Incorporated, the leading global provider of integrated financial self-service delivery systems and services. Prior to joining Diebold, Mr. O'Dell held a series of high-level positions with Emerson, including President of Emerson's Ridge
                           Tool Division while also serving as Group Vice President of the tool group of Emerson. He has also served as President of the Liebert
                           Corporation, a subsidiary of Emerson Electric Co. Mr. O'Dell serves on the Boards of Directors of Federal Signal Corporation, the Columbus
                           Association of Performing Arts and the Canton Culture Center for the
                           Arts, the United Way of Central Stark County and is a member of the Board of Trustees of the Ohio Foundation of Independent Colleges. He is also a member of The Ohio State University Advocates and is a lifetime associate alumni of The Ohio State University.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2004 ANNUAL MEETING:

(Photo of Janet K.         JANET K. COOPER, 49, has served as a Director of LII since April 1999. In
  Cooper)                  September 2002, Ms. Cooper was named Senior Vice President and Treasurer of Qwest Communications International Inc. Prior to that, she was Chief
                           Financial Officer and Senior Vice President of McDATA Corporation, a
                           global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000,
                           she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and
                           Controller and Vice President and Treasurer. From 1978 to 1998, Cooper
                           served in various capacities with the Quaker Oats Company, including Vice
                           President, Treasurer and Tax from 1997 to 1998 and Vice President,
                           Treasurer from 1992 to 1997. Ms. Cooper serves on the Board of Directors and chairs the Audit Committee of The TORO Company, a manufacturer of equipment for lawn and turf care maintenance.

(Photo of C.L. (Jerry)     C. L. (JERRY) HENRY, 61, was appointed to serve as a Director of LII in
  Henry)                   2000. Mr. Henry is Chairman and CEO of Johns Manville Corporation, a
                           leading manufacturer of insulation and building products. Prior to his current position with Johns Manville, he had served as Executive Vice
                           President and Chief Financial Officer for E. I. du Pont de Nemours and
                           Company, a global science and technology company.

(Photo of Robert E.        ROBERT E. SCHJERVEN, 60, was named Chief Executive Officer of LII in 2001
  Schjerven)               and has served as a Director since that time. Prior to his election as
                           Chief Executive Officer of LII, he served as Chief Operating Officer of
                           LII in 2000 and as President and Chief Operating Officer of Lennox
                           Industries Inc., a subsidiary of LII, from 1995 to 2000. He joined LII in
                           1986 as Vice President of Marketing and Engineering for Heatcraft Inc., a
                           subsidiary of LII. From 1988 to 1991, he held the position of Vice
                           President and General Manager of Heatcraft. From 1991 to 1995, he served as President and Chief Operating Officer of Armstrong Air Conditioning
                           Inc., also a subsidiary of LII. Mr. Schjerven spent the first 20 years of his career with The Trane Company, an international manufacturer and marketer of HVAC systems, and McQuay-Perfex Inc.

(Photo of Terry D.         TERRY D. STINSON, 61, has served as a Director of LII since 1998. Mr.
  Stinson)                 Stinson currently serves as Chief Executive Officer of his own consulting practice engaged in strategic alliances and marketing for the aerospace industry. Until the fall of 2001, Mr. Stinson was Chairman and Chief
                           Executive Officer of Bell Helicopter Textron Inc., the world's leading manufacturer of vertical lift aircraft and was its President from 1996 to
                           1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and
                           Segment President of Textron Aerospace Systems and Components for Textron
                           Inc. Prior to that position, he had been the President of Hamilton
                           Standard Division of United Technologies Corporation, a defense supply company, since 1986.

(Photo of Richard L.       RICHARD L. THOMPSON, 63, has served as a Director of LII since 1993. In
  Thompson)                1995, Mr. Thompson was named to his present position of Group President and member of the Executive Office of Caterpillar Inc., a manufacturer of construction and mining equipment. He joined Caterpillar in 1983 as Vice
                           President, Customer Services. In 1990, he was appointed President of
                           Solar Turbines Inc., a wholly owned subsidiary of Caterpillar and manufacturer of gas turbines. From 1990 to 1995, he held the role of Vice
                           President of Caterpillar, with responsibility for its worldwide engine business. Previously, he had held the positions of Vice President of
                           Marketing and Vice President and General Manager, Components Operations
                           with RTE Corporation, a manufacturer of electrical distribution products.
                           Mr. Thompson serves as a Director for Gardner Denver, Inc., a manufacturer of air compressors, blowers and petroleum pumps, the
                           National Association of Manufacturers, the nation's largest industrial trade association, and Proctor Community Hospital in Peoria, Illinois.

DIRECTORS WHOSE TERMS CONTINUE UNTIL THE 2005 ANNUAL MEETING:


(Photo of David H.         DAVID H. ANDERSON, 62, has served as a Director of LII since 1973. Mr.
  Anderson)                Anderson recently retired from the position of Co-Executive Director of the Santa Barbara Museum of Natural History, a position he held from 1998 to 2000. He formerly had a private law practice specializing in land use and environmental law. Mr. Anderson also serves as legal counsel for a local land conservation organization in Santa Barbara County. He currently serves on the Boards of the California Nature Conservancy and
                           the Land Trust Alliance and as past Chair of the Santa Barbara
                           Foundation.

(Photo of Thomas W.        THOMAS W. BOOTH, 45, has served as a Director of LII since April 1999.
  Booth)                   Mr. Booth became Vice President of Corporate Technology for LII in 2002.
                           In January 2000, he was appointed Vice President, Advanced Heat Transfer of Heatcraft Inc. Previously, he was the Director, Business Development
                           of Heatcraft Inc. from 1997 to December 1999. Mr. Booth joined LII in
                           1984 and has served in various capacities including the District Manager for the Baltimore/Virginia sales branch of Lennox Industries Inc. from
                           1994 to 1997. He currently serves on the Board of Directors of Employers
                           Mutual Casualty Company, a casualty insurance company.

(Photo of James J.         JAMES J. BYRNE, 67, has served as a Director of LII since 1990. He has
  Byrne)                   been Chairman of Byrne Technology Partners, Ltd., a firm that provides business/product planning and valuation improvement and exit strategies for high technology companies, since April 1995. In addition, Mr. Byrne assists his clients by assuming executive responsibility with their investments and in that regard served as Chairman and Chief Executive
                           Officer of OpenConnect Systems Incorporated, a developer of computer software products, from May 1999 to May 2001. Prior to his current role, he held a number of positions in the technology industry including
                           President of Harris Adacom Corporation, a network products and services company, Senior Vice President of United Technologies Corporation's
                           Semiconductor Operation and President of North American group of Mohawk
                           Data Sciences, a manufacturer of distributed computer products. Mr. Byrne began his career in high technology with General Electric Company.

(Photo of John W.          JOHN W. NORRIS III, 45, has served as a Director since 2001. Mr. Norris
  Norris)                  is the Associate Director of Philanthropy for the Maine Chapter of The
                           Nature Conservancy. Prior to his current position, he was Co-Founder and
                           President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000. He served as an economic development Peace Corps Volunteer in
                           Jamaica, West Indies from 1985 to 1987. Before joining the Peace Corps,
                           Norris completed a graduate school internship at Lennox Industries Inc.
                           in Dallas in the summer of 1983. Mr. Norris was a senior credit analyst at Fort Worth National Bank from 1981 to 1982. He has been on the Board of Trustees for GlobalQuest, an international experiential educational organization, since 1999. Mr. Norris served on the Board of Advisors for
                           Businesses for the Northern Forest, a 350-member advocacy group working to protect wildlands, improve forest stewardship, and foster sustainable economic development from 1997 through 2001.

(Photo of John W.          JOHN W. NORRIS, JR., 67, was elected Chairman of the Board of Directors
  Norris, Jr.)             of LII in 1991. He has served as a Director of LII since 1966. After joining LII in 1960, Mr. Norris held a variety of key positions including
                           Vice President of Marketing, President of Lennox Industries (Canada)
                           Ltd., a subsidiary of LII, and Corporate Senior Vice President. He became
                           President of LII in 1977 and was appointed President and Chief Executive
                           Officer of LII in 1980 and served through 2001. Mr. Norris is on the
                           Board of Directors of the Air-Conditioning & Refrigeration Institute, of
                           which he was Chairman in 1986. He is also an active board member of the
                           Gas Appliance Manufacturers Association, where he was Chairman from 1980 to 1981. He is the immediate past Chairman of The Nature Conservancy of
                           Texas board of trustees. He also serves as a Director of AmerUs Group
                           Co., a life insurance and annuity company.

     John W. Norris, Jr., David H. Anderson and David V. Brown are all grandchildren of D.W. Norris, the founder of LII. John W. Norris III, Steven R. Booth and Thomas W. Booth are great grandchildren of D.W. Norris. John W. Norris, Jr., David V. Brown and David H. Anderson are first cousins. John W. Norris, Jr. is the father of John W. Norris III. Steven R. Booth and Thomas W. Booth are brothers.

     PROPOSAL 2:  STOCKHOLDER PROPOSAL ON INDEXING EXECUTIVE STOCK OPTIONS

     The Sheet Metal Workers' National Pension Fund (the "Proponent"), with a mailing address of 601 N. Fairfax St., Suite 500, Alexandria, VA 22314, has notified LII that it intends to present the resolution set forth below at the Annual Meeting for action by the Stockholders of LII. The Proponent's statement of support for the resolution, along with the Board of Directors' statement in opposition, is set forth below. LII is not responsible for the contents of the proposal or the Proponent's statement of support. As of January 15, 2003, the Proponent beneficially owned 10,300 shares of LII's common stock.

PROPOSAL

     Resolved, that the shareholders of Lennox International, Inc. (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level.

STATEMENT OF SUPPORT

     As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. We believe that stock option grants can and do often provide levels of compensation well beyond those merited. Further, we believe that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

     The resolution advocates performance-based stock options. It defines performance-based stock options as indexed options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. It should be noted that there are other forms of indexed options that use other types of market indices. The resolution requests that the Company's Board ensure that future Company stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

     Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

     At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. We urge your support for this important governance reform.

                  LII STATEMENT IN OPPOSITION TO THE PROPOSAL

     For the reasons set forth below, the Board of Directors strongly opposes this proposal. Although LII's Compensation Committee of the Board of Directors believes the concept of performance-based compensation arrangements is a critical part of executive compensation, the Compensation Committee does not agree in a policy of linking all future executive stock options to an industry peer group stock performance index. The Compensation Committee is composed of four independent/nonemployee directors who administer LII's executive compensation program. The Compensation Committee's goal is to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased Stockholder value. In order to evaluate the competitiveness of LII's executive compensation program, the Compensation Committee has periodically engaged nationally recognized human resources consulting firms to conduct market analyses of LII's executive pay programs and practices.

     The Compensation Committee gave appropriate consideration to the proposal calling for the adoption of a policy of linking all future executive stock options to an industry peer group stock performance index, and the Compensation Committee recommends a vote "AGAINST" the proposal for the following reasons:

     LII's current stock option program aligns the interests of LII executives with those of LII Stockholders. The executive realizes value from the options when LII's operating and financial performance leads to an increase in the price of LII common stock. An increase in the price of LII common stock benefits all Stockholders. It is less clear that the interests of executives are aligned with those of Stockholders under an indexed stock option plan. Under an indexed stock option program, a decline in the applicable index will result in a decline in the option price. In this instance, an executive benefits from a decline in the index while the Stockholders do not. The Compensation Committee feels that it is important in designing performance-based compensation arrangements to properly align the interests of LII executives with those of LII Stockholders.

     In addition, indexed stock options would likely result in variable and unpredictable charges against LII's quarterly earnings. The Compensation Committee believes that the use of indexed options adds volatility to LII's quarterly earnings and is not beneficial to Stockholders.

     Finally, the Board of Directors believes that the Compensation Committee should have the ability to institute compensation programs that are competitive with the marketplace. Since LII's current stock option program is the type used by the vast majority of corporations, the Board of Directors believes that limiting the Compensation Committee's ability to design a compensation system consistent with that of other companies could place LII at a competitive disadvantage in attracting and retaining executives. The Board of Directors believes that the Compensation Committee should have the flexibility to choose the incentives that best balance the variety of goals that LII seeks to pursue through its compensation programs.

     For these reasons, the Board of Directors recommends that you vote "AGAINST" a policy of limiting future stock option grants to indexed options.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE STOCKHOLDER
                  PROPOSAL ON INDEXING EXECUTIVE STOCK OPTIONS

    PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "AGAINST" THE
                              STOCKHOLDER PROPOSAL
       UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE IN VOTING THE PROXY.

                               BOARD ORGANIZATION

BOARD COMMITTEES

     The LII Board of Directors has established an Audit Committee, Acquisition Committee, Board Governance Committee, Human Resource Committee, Compensation Committee and a Pension and Risk Management Committee. The Board of Directors held six meetings in 2002. All Directors attended at least 75% of Board and Committee meetings they were scheduled to attend.

     The Audit Committee is comprised of four independent Directors as defined by the New York Stock Exchange's current listing standards. It assists the Board in fulfilling its responsibilities to oversee LII's financial reporting process and monitors the integrity of LII's financial statements, including LII's accounting practices and internal accounting controls, and the independence and performance of LII's auditors. The Audit Committee also appoints a firm of independent certified accountants whose duty is to examine the LII consolidated financial statements. The Audit Committee met eight times in 2002. The following Directors currently serve on the Audit Committee: Janet K. Cooper (chair), C. L. (Jerry) Henry, John E. Major and Terry D. Stinson. Additional information concerning the Audit Committee is set forth below under "Audit Committee Report" and in the charter of the Audit Committee which is attached as Appendix A to this Proxy Statement.

     The Acquisition Committee is responsible for evaluating potential acquisitions and making recommendations on proposed acquisitions. It met two times in 2002. The following Directors currently serve on the Acquisition
Committee: John E. Major (chair), Steven R. Booth, Thomas W. Booth, David V. Brown, C. L. (Jerry) Henry and Terry D. Stinson.

     The Board Governance Committee is responsible for making recommendations on the election of Directors and officers, the number of Directors, and other matters pertaining to the governance of the Board of Directors. It met four times in 2002. The following Directors currently serve on the Board Governance
Committee: Terry D. Stinson (chair), Linda G. Alvarado, C.L. (Jerry) Henry and Richard L. Thompson. This Committee considers suggestions from Stockholders and other sources regarding possible candidates for Director. Such suggestions, together with appropriate biographical information, should be submitted to the Chief Administrative Officer of LII.

     The Human Resource Committee is responsible for succession planning, management development programs and other human resource matters. It met five times in 2002. The following Directors currently serve on the Human Resource
Committee: James J. Byrne (chair), David H. Anderson, Janet K. Cooper, John E. Major and Richard L. Thompson.

     The Compensation Committee is responsible for evaluating the performance of LII's Chairman of the Board and its Chief Executive Officer, making recommendations with respect to the salaries of LII's Chairman of the Board and its Chief Executive Officer, reviewing and approving the compensation of executive staff members, approving the compensation for Nonemployee Directors and Committee members, approving stock equity programs for senior management, approving all employee benefit plan designs and other matters relating to the compensation of LII's Directors, officers and employees. It met four times in 2002. The following Directors currently serve on the Compensation Committee:
Richard L. Thompson (chair), James J. Byrne, Janet K. Cooper and John E. Major.

     The Pension and Risk Management Committee is responsible for overseeing the administration of LII's pension and profit sharing plans, overseeing matters relating to LII's insurance coverage, reviewing matters of legal liability and environmental issues, and other matters relating to safety and risk management. It met two times in 2002. The following Directors currently serve on the Pension and Risk Management Committee: David H. Anderson (chair), Linda G. Alvarado, Steven R. Booth, Thomas W. Booth and John W. Norris III. Subject to his election to the Board, Walden W. O'Dell will also serve on the Pension and Risk Management Committee.

                             AUDIT COMMITTEE REPORT

     Audit Committee Charter. LII's Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors in April 2000 and amended in March 2003, a copy of which is attached as Appendix A. The Audit Committee consists solely of independent members of the Board of Directors. The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing LII's financial reporting process, the system of internal control, the audit process, and LII's process for monitoring compliance with laws and regulations and LII's policies. In performing its role, the Audit Committee maintains effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants. As set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that LII's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. The independent accountants are responsible for auditing LII's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     Auditor Independence. In the performance of its oversight function, the Audit Committee has reviewed and discussed the quarterly and audited financial statements, including the quality of accounting principles, with management and the independent accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent accountants, the independent accountants' independence and considered whether the provision of non-audit services by the independent accountants to LII is compatible with maintaining the accountants' independence.

     Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audits of LII's financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that LII's independent accountants are in fact "independent."

     Audit Committee Recommendation. Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in LII's Annual Report on Form 10-K for the year ended December 31, 2002.

     Submitted by the Audit Committee of the Board of Directors:

Janet K. Cooper (chair)  C. L. (Jerry) Henry  John E. Major
Terry D. Stinson

                             DIRECTORS COMPENSATION

     Directors who are employees of LII do not receive additional compensation for positions on the Board of Directors. In 2002, there were two employee Board members: Messrs. Robert E. Schjerven, Chief Executive Officer; and Thomas W. Booth, Vice President, Corporate Technology. The 2002 compensation package for all outside directors, with the exception of the Chairman, included an annual retainer of $25,000 in cash and $10,000 in common stock, an additional annual retainer of $4,000 in cash for serving as a committee chair and a fee of $1,000 in cash for attending each meeting day of the Board of Directors or any committee of the Board, or $500 in the event of a telephonic meeting. The Chairman's compensation package is twice that of other directors: an annual retainer of $50,000 in cash and $20,000 in common stock, an additional annual retainer of $8,000 in cash for serving as a committee chair and a fee of $2,000 in cash for attending each meeting day of the Board of Directors or any committee of the Board, or $1,000 in the event of a telephonic meeting. Directors may elect to receive the cash portion of their annual retainer in cash or shares of common stock. Directors may defer 25 percent or more of their annual cash retainer in an interest bearing account under the Directors' Compensation Deferred Plan. All Directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or a committee of the Board.

     In addition, each non-employee director may periodically, under the 1998 Incentive Plan of Lennox International Inc. (the "Plan") administered by the Board of Directors, receive stock options to purchase shares of common stock at an exercise price equal to the fair market value of such shares on the date of grant. Under the Plan, the stock options are non-qualified, and no such options awarded in any given year shall provide for the purchase of more than 16,500 shares of common stock by each director. The 2001 director options grant was delayed until May 2002, when Stockholders approved additional shares added to the Plan. In May 2002, each non-employee director, except for the Chairman, was awarded 11,348 stock options. The Chairman was awarded 16,500 stock options and also received cash in the amount of $39,592 in order to deliver a total award value that was twice that of the other directors, as provided in his compensation package. Resuming the normal annual schedule, the 2002 director options grant was made in December 2002, when each non-employee director, except for the Chairman, was awarded 12,483 stock options. The Chairman was awarded 16,500 stock options and also received cash in the amount of $40,044 in order to deliver a total award value that was twice that of the other directors, as provided in his compensation package. All options awarded to directors in 2002 have a term of seven years and vest and become exercisable in annual increments of one-third in each of the three succeeding Decembers following the grant dates.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     Executive compensation is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of the four outside Board members named below. This report defines the philosophy and describes the decisions made by the Committee during 2002 with respect to the named executive officers. It is the Committee's goal to establish executive compensation programs that deliver total pay linked to overall business results and, therefore, attract, motivate and retain highly skilled executives whose performance and contributions result in increased Stockholder value. To that end, LII maintains a pay-for-performance compensation philosophy to pay market-competitive base salaries, while also delivering variable pay opportunity, which is directly linked to the achievement of specific Company performance measurements and to the performance and contribution of the individual. In addition to the base salary program, LII's variable pay programs include both short- and long-term incentive compensation vehicles.

     In order to evaluate the competitiveness of the executive total compensation program, the Committee has periodically engaged Hewitt Associates LLC, a nationally recognized human resources consulting firm to conduct market analyses of the Company's executive pay programs and practices. The Committee emphasizes delivering market-competitive and flexible total compensation to support the Company's business objectives. LII's executive pay is compared to a group of companies similar to LII, although not necessarily the same companies included in the peer group in the performance graph in this proxy statement.

BASE SALARY

  Executive Officers

     LII's executive base salary program is designed to be competitive with the median of the marketplace. In 2002, the Committee administered the officers' base salaries within an executive broad band salary range to provide flexibility to reward executive development, support succession planning and aid in executive recruiting. LII had engaged Hewitt Associates LLC annually to conduct a detailed market analysis of each specific component of the executive compensation program. During 2001, in preparation for 2002 salary administration, LII asked Hewitt to conduct a trend analysis to determine competitive salary movement for executive positions. The results of the analysis indicated flat market salaries, one of many consequences of a struggling economy following the events of September 11, 2001. Given the results of the market study and the general economic downturn, LII's executive salaries were frozen for 2002 and no increases were awarded.

  Chief Executive Officer

     Based on the consultant's market trend analysis and the general economic downturn, Mr. Schjerven's annual base salary for 2002 remained frozen at the 2001 level. Notwithstanding the salary freeze, Mr. Schjerven's 2001 achievements included:

     - Ongoing execution of LII's worldwide organization strategy.

     - Successfully focused the management team in LII's Service Experts subsidiary to meet strategic business objectives.

     - Demonstration of improved results to LII's Stockholders and to the investment community to reverse the disappointing market valuation evidenced by the decline of the stock price.

     - Execution of synergistic activities between its North American HVAC business units in support of long-term growth and development of its residential products businesses.

SHORT-TERM INCENTIVE COMPENSATION

  Executive Officers

     The Committee administers an executive short-term incentive opportunity through a program that requires the achievement of specific Company financial objectives for those individuals who most directly influence performance results and thereby supports the following strategic objectives:

     - maintain competitive total executive compensation opportunity;

     - align all executive reward programs with the success of the Company;

     - attract top executive talent to support organizational growth and expansion;

     - ensure equity among internal position values; and

     - implement "best practices" in the area of executive compensation.

     In 2002, executive officers and the Chief Executive Officer participated in two annual variable pay programs:

     - The major business units within LII each had a broad based variable pay program in which the respective president managing the business unit participated. Each business unit president, in conjunction with the Chief Executive Officer, determined the financial measurements and standards for that business unit's program. Based on business unit performance, the programs generated cash payouts ranging from 4.24% to 7.0% of annual base earnings. Each broad based program was aligned with the performance metrics in the management short-term incentive program, detailed below.

     - Each year, the Chief Executive Officer recommends and the Committee evaluates and approves the design, performance measurements, and targets for the management short-term incentive programs. The performance metric for the 2002 management short-term incentive program was cash flow. Threshold, minimum, target, superior and maximum performance levels were defined, and target bonus award levels were established for each executive officer. Target incentive award opportunity for the named executive officers ranged from 65% to 100% of their base salary. Executive officers who are also presidents of a business unit had 70% of the target based on their business unit results and 30% based on aggregate LII results. Fifty percent (50%) of the target payment could be achieved with the threshold performance and up to 225% of the target payment could be made upon achievement of the maximum performance. The named executives received a maximum short-term incentive award based on the 2002 cash flow measurements.

  Chief Executive Officer

     Mr. Schjerven participated in the two annual variable pay programs listed above. Prior to the beginning of 2002, the Committee and the Human Resource Committee of the Board of Directors determined his performance goals and their expectations for 2002. The Committee's assessment of Mr. Schjerven's 2002 performance results included the following:

     - Under difficult economic conditions, Mr. Schjerven successfully focused his executive team on improving the organization's financial structure, balance sheet and cash flow.

     - Mr. Schjerven led his team to generate strong cash flow, and reduced total debt by 27% in 2002.

     - Debt-to-total capital ratio was strong in 2002, outperforming the target goals previously established.

     - Mr. Schjerven took action to focus on LII's core strengths in heating, air conditioning and refrigeration industries by entering into a heat transfer joint venture with Outokumpu Oyj of Finland; completing an extensive rationalization program involving several manufacturing, sales and distribution facilities in North and South America, Europe and Asia; and exiting several non-core and underperforming product lines.

     Mr. Schjerven received short-term incentive awards for 2002 performance totaling $1,725,000.

LONG-TERM INCENTIVE COMPENSATION

     LII's standard executive long-term incentive compensation program is comprised of two vehicles: stock options and performance share awards. Their purpose is to foster and enhance the long-term success of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards to those executives who have proprietary interest in the growth and performance of the Company and who have the principal responsibility for long-term profitability of LII. In 2002, LII also granted a non-periodic restricted stock award to key executives to encourage retention.

  Executive Officers

     Stock Options--Based on internal affordability and median levels of market-competitive practices outlined in the consultant's market study, the Committee reviews and determines annually LII's stock option award levels for executive officers. Although typically granted annually in December, no stock options were granted during 2001 due to an insufficient number of shares remaining in the Plan. After the Stockholders approved additional shares allocated to the Plan in May 2002, LII granted stock options, delayed from December 2001. Each named executive, with the exception of Messrs. D. Smith and Schjerven, received 42,100 stock options. Mr. D. Smith received 2,100 options as a supplement to his 2001 employment award of 40,000 options, which aligned his annual total with his peers. Resuming the normal grant schedule, another stock option grant was made in December 2002. Each named executive, with the exception of Mr. Schjerven, received 46,310 options. The 2002 awards were in the form of non-qualified stock options, exercisable at the fair market value on the grant date and vesting in increments of thirds in each of the succeeding Decembers following the grant dates. Options granted in 2002 have a seven-year term.

     Performance Share Awards--Based on internal affordability and market-competitive practices outlined in the consultant's market study, the Committee reviews and determines annually LII's Performance Share Program ("PSP") award levels for executive officers. Awards are made in December for a performance period beginning the following January 1. The performance period for the PSP consists of three consecutive fiscal years commencing each January 1. Minimum, target and maximum performance standard levels, with a corresponding payout opportunity ranging from 50% to 200% of target are established, the achievement of which earns a lesser or greater multiplier of a contingent award granted at the beginning of the three-year period. There were no PSP awards granted in 2001 due to an insufficient number of shares remaining in the Plan. After the Stockholders approved additional shares allocated to the Plan in May 2002, LII granted the 2002-2004 PSP award in May 2002, delayed from the normal December 2001 award date. Each named executive, with the exception of Mr. Schjerven, received 28,000 contingent shares. Resuming the normal grant schedule, the 2003-2005 grant was made in December 2002, at which time each named executive, with the exception of Mr. Schjerven, received 28,000 contingent shares. For awards made in 2002, the financial measure is return on invested capital. Contingent awards are expressed in shares of the Company's common stock. At the end of any performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. Current stock holdings of the executives were not considered when determining the size of the 2002 contingent awards.

     Any PSP earned awards will be in the form of restricted stock with the following provisions:

     - Contingent shares awarded at the beginning of the three-year performance period will vest after 10 years; i.e., even if the threshold performance targets are not met, participants will receive the contingent award 10 years after the grant, providing they are still employed with the Company.

     - If, at the end of the three-year performance period, actual performance is above threshold but below target, participants will receive only that portion of the contingent shares relative to the actual performance results. Those shares are fully vested at the time of payout.

     - The remainder of the contingent shares-to-target will be vested and paid out after an additional seven years (10 years from grant), providing the participant is still employed.

     - If targets are exceeded at the end of the three-year performance period, full payouts will occur and there will be no remaining shares to be vested at a later time.

     Restricted Stock Awards--In order to address concerns related to LII's traditionally conservative long-term incentive program and its ability to attract and retain key executives, as well as to ensure continuity in executing long-term business objectives, LII awarded a non-periodic restricted stock award to key executives in July 2002. Each of the named executives, with the exception of Mr. Schjerven, received 15,500 restricted shares. The restricted shares vest after three years from the grant date, and the participant must remain employed by the Company to receive the shares.

  Chief Executive Officer

     Stock Options--Based on internal affordability, market-competitive practices outlined in the consultant's market study, and using the Black-Scholes model to determine a market-competitive award value for the Chief Executive Officer, the Committee reviews and determines annually Mr. Schjerven's stock option award. In 2001, Mr. Schjerven, along with the other named executive officers, did not receive a stock option award. After the Stockholders approved additional shares allocated to the Plan in May 2002, LII made a stock option grant, delayed from December 2001. Mr. Schjerven's May 2002 award was for 209,976 options. Resuming the normal grant schedule, another grant was made in December 2002. Mr. Schjerven's December 2002 award was for 230,974 options. The 2002 awards were in the form of non-qualified stock options, exercisable at the fair market value on the grant date and vesting in increments of thirds in each of the succeeding Decembers following the grant dates. Options granted in 2002 have a seven-year term.

     Performance Share Awards--Mr. Schjerven did not receive a PSP award in 2001, as LII did not make a PSP grant in 2001 due to an insufficient number of shares remaining in the Plan. After the Stockholders approved additional shares allocated to the Plan in May 2002, LII granted the 2002-2004 PSP award, as outlined above, in May 2002, delayed from December 2001. Mr. Schjerven's May award was for 70,800 contingent shares. Resuming the normal grant schedule, the 2003-2005 PSP grant was made in December 2002. Mr. Schjerven's December award was for 70,800 contingent shares. For awards made in 2002, the financial measurement is return on invested capital. Contingent awards are expressed in shares of the Company's common stock. At the end of the performance period the earned share awards are calculated by applying the performance standards for such period to the contingent share award. Current stock holdings of the executives were not considered when determining the size of the 2002 contingent awards.

     Any PSP earned awards will be in the form of restricted stock with the following provisions:

     - Contingent shares awarded at the beginning of the three-year performance period will vest after 10 years; i.e., even if the threshold performance targets are not met, participants will receive the contingent award 10 years after the grant, providing they are still employed with the Company.

     - If, at the end of the three-year performance period, actual performance is above threshold but below target, participants will receive only that portion of the contingent shares relative to the actual performance results. Those shares are fully vested at the time of payout.

     - The remainder of the contingent shares-to-target will be vested and paid out after an additional seven years (10 years from grant), providing the participant is still employed.

     - If targets are exceeded at the end of the three-year performance period, full payouts will occur and there will be no remaining shares to be vested at a later time.

     Restricted Stock Awards--Mr. Schjerven did not receive the restricted stock award in July 2002.

POLICY FOR COMPLIANCE WITH SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid executives, unless the compensation meets certain Stockholder approved performance requirements. It is the Company's intent to make awards that qualify as deductible compensation under section 162(m) of such Code whenever possible. However, where granting awards is consistent with the strategic business goals of the Company, the Committee reserves the right to make awards that are non-deductible.

     The following individuals who served on the Compensation Committee of the Board of Directors during 2002 submit this report on LII's executive compensation programs:

                            Richard L. Thompson (chair)    Linda G. Alvarado
                            James J. Byrne                 John E. Major

                             EXECUTIVE COMPENSATION

     The following table sets forth information on compensation earned in 2002, 2001 and 2000 by LII's Chief Executive Officer and its four other most highly compensated executive officers, such individuals sometimes being referred to as the "named executive officers".

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                          --------------------------------------
                                                                   AWARDS              PAYOUTS
                                                          -------------------------   ----------
                                                                        SECURITIES
                                   ANNUAL COMPENSATION    RESTRICTED    UNDERLYING
                                  ---------------------     STOCK      OPTIONS/SARS      LTIP         ALL OTHER
 NAMED EXECUTIVE OFFICER   YEAR    SALARY     BONUS(1)    AWARDS(2)      GRANTED      PAYOUTS(3)   COMPENSATION(4)
 -----------------------   ----   --------   ----------   ----------   ------------   ----------   ---------------
Robert E. Schjerven        2002   $750,000   $1,725,000   $2,094,618     440,950       $104,569       $148,784
  Chief Executive Officer  2001    750,000      900,000            0           0         78,137         68,888
  Lennox International
  Inc.                     2000    512,050      158,245      793,377     299,965         35,674         75,140
Harry J. Ashenhurst,
  Ph.D.                    2002    368,376      557,169    1,079,635      88,410         64,350         56,881
  Executive Vice
  President                2001    368,376      287,333            0           0         58,603         32,817
  and Chief
  Administrative           2000    330,342      162,361      327,500      60,773         23,314         61,471
  Officer
Richard A. Smith (5)       2002    350,004      529,381    1,079,635      88,410              0         51,207
  Executive Vice
  President                2001    337,323      263,112            0      75,000              0         11,844
  and Chief Financial
  Officer
Dennis H. Smith (6)        2002    350,004      529,381    1,079,635      48,410              0        162,987
  Executive Vice
  President                2001     67,211       40,000            0      40,000              0            960
  and President Service
  Experts
Carl E. Edwards, Jr.       2002    320,988      485,494    1,079,635      88,410         64,350         52,281
  Executive Vice
  President                2001    320,988      250,371            0           0         58,603         30,811
  and Chief Legal Officer  2000    304,149       91,245      327,500      60,773         23,876         46,215

------------

(1) Includes annual incentive payments for the respective year from annual variable pay plans and other bonuses.

(2) Represents performance share awards and restricted stock awards of the following number of shares of LII common stock granted pursuant to the Plan multiplied by the stock price on the grant date(s). There were no stock grants made in 2001 due to an insufficient number of shares remaining in the Plan; therefore, the delayed 2001 grant was made in May 2002. Performance share awards in May 2002 at a stock price of $16.21 per share: Mr. Schjerven received 70,800 shares; Dr. Ashenhurst received 28,000 shares; Mr. R. Smith received 28,000 shares; Mr. D. Smith received 28,000 shares and Mr. Edwards received 28,000 shares. For the May 2002 grant, shares granted will vest in December 2004 providing specific performance targets are met. Shares that do not vest in any performance period due to failure to achieve performance targets will vest in 10 years from the grant date. A restricted stock award in July 2002 at a stock price of $16.21 per share: Mr. Schjerven received no shares; Dr. Ashenhurst received 15,500 shares; Mr. R. Smith received 15,500 shares; Mr. D. Smith received 15,500 shares and Mr. Edwards received 15,500 shares. For the July 2002 grant, all shares granted will vest in July 2005. Performance share awards in December 2002 at a stock price of $13.375 per share: Mr. Schjerven received 70,800 shares; Dr. Ashenhurst received 28,000 shares; Mr. R. Smith received 28,000 shares; Mr. D. Smith received 28,000 and Mr. Edwards received 28,000. All shares will vest in December 2005 providing performance targets are met. Shares that do not vest in any performance period due to failure to achieve performance targets will vest in 10 years from the grant date. There were no stock grants made in 2001 due to an insufficient number of shares remaining in the Plan. In December 2000 at a stock price of $8.1875 per share: Mr. Schjerven received 96,901 shares; Dr. Ashenhurst received 40,000 shares and Mr. Edwards received 40,000 shares. For the 2000 grant, all shares granted will vest in December 2003 providing performance targets are met. Shares that do not vest in any performance period due to failure to achieve performance targets will vest in 10 years from the grant date.

(3) 2002 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999-2001 performance period, paid in 2002. 2001 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999-2000 performance period, paid in 2001. 2000 amounts represent the value of earned awards in the form of LII common stock for the PSP for the 1999 performance period paid in 2000.

(4) Composed of contributions by LII to its profit sharing retirement plan and profit sharing restoration plan and the dollar value of term life insurance premiums paid by LII. Contributions to the plans were as follows: In 2002:
    Mr. Schjerven--$133,494; Dr. Ashenhurst--$50,953; Mr. R. Smith--$47,417; Mr.
    D. Smith--$11,047; Mr. Edwards--$43,951. Also includes relocation payments for Mr. D. Smith. In 2001: Mr. Schjerven--$54,154; Dr. Ashenhurst--$27,060; Mr. R. Smith--$8,221; Mr. D. Smith--$0; Mr. Edwards--$23,082. In 2000: Mr.
    Schjerven--$68,702; Dr. Ashenhurst--$52,558; Mr. R. Smith--$0; Mr. D. Smith--$0; Mr. Edwards--$40,257.

(5) Hired as Executive Vice President and Chief Financial Officer on January 15, 2001 and received 75,000 stock options as a new employment grant.

(6) Hired as Executive Vice President and President Service Experts on October 23, 2001 and received 40,000 stock options as a new employment grant. In May 2002 he received 2,100 stock options as a supplement to his 2001 employment award of 40,000 stock options, aligning his annual total award with his peers. Mr. D. Smith's employment with LII terminated on March 24, 2003.

     The following table provides information concerning stock options granted to the named executive officers in 2002.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                             --------------------------------------------------------------------------------
                                                        PERCENT OF
                                         NUMBER OF        TOTAL
                                         SECURITIES    OPTIONS/SARS
                                         UNDERLYING     GRANTED TO                                 GRANT DATE
                              GRANT     OPTIONS/SARS   EMPLOYEES IN    EXERCISE OR    EXPIRATION    PRESENT
           NAME                DATE       GRANTED      FISCAL YEAR    BASE PRICE(1)    DATE(2)      VALUE(3)
           ----              --------   ------------   ------------   -------------   ----------   ----------
Robert E. Schjerven........   5/17/02     209,976          7.38          $ 16.21       12/13/08    $1,156,968
                             12/13/02     230,974          8.12           13.375       12/13/09     1,272,667
Harry J. Ashenhurst,
  Ph.D. ...................   5/17/02      42,100          1.48            16.21       12/13/08       231,971
                             12/13/02      46,310          1.63           13.375       12/13/09       255,168
Richard A. Smith...........   5/17/02      42,100          1.48            16.21       12/13/08       231,971
                             12/13/02      46,310          1.63           13.375       12/13/09       255,168
Dennis H. Smith(4).........   5/17/02       2,100          0.07            16.21       12/13/08        11,571
                             12/13/02      46,310          1.63           13.375       12/13/09       255,168
Carl E. Edwards, Jr. ......   5/17/02      42,100          1.48            16.21       12/13/08       231,971
                             12/13/02      46,310          1.63           13.375       12/13/09       255,168

---------------

(1) Equals the fair market value of the LII common stock on the date of grant.

(2) The May 2002 grant was delayed from December 13, 2001 to obtain Stockholder approval for additional shares; therefore, expiration date is December 13, 2008.

(3) The grant date present values shown in the table were determined using the Black-Scholes option valuation model using the following assumptions: stock price volatility of 50.0% which represents an average volatility among general industry companies; expected option life of
    7.0 years; dividend yield of 3.0%; risk free interest rate of 4.29%; modified derived value of $5.51; which includes the following additional assumptions: discounts for the probability of termination for death, disability, retirement and voluntary/involuntary terminations.

(4) Dennis H. Smith received 2,100 stock options as a supplement to his 2001 employment award of 40,000 stock options, aligning his annual total award with his peers.

     The following table provides the options exercised during 2002 for each of the named executive officers and the number of options and the value of unexercised options held by the named executive officers as of December 31, 2002.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS/SARS AT                OPTIONS/SARS
                                   SHARES                      DECEMBER 31, 2002          AT DECEMBER 31, 2002(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
             NAME                ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------   -----------   -------------   -----------   -------------
Robert E. Schjerven............       0           $0        419,573        470,946      $1,049,150      $450,696
Harry J. Ashenhurst, Ph.D. ....       0            0        203,096         94,633         260,627        91,308
Richard A. Smith...............       0            0         51,534        111,876          72,937        72,937
Dennis H. Smith................       0            0         14,034         74,376          51,403       102,797
Carl E. Edwards, Jr. ..........       0            0        203,096         94,633         260,627        91,308

------------

(1) Calculated on the basis of the fair market value of the underlying securities as of December 31, 2002, $12.695 per share, minus the exercise price for "in-the-money" options.

     The following table provides information concerning performance share awards and restricted stock awards made in 2002 to the named executive officers under the Plan. The named executive officers were awarded a number of performance shares of LII common stock in May and December 2002 subject to achievement of performance targets based on the return on invested capital for a three-year period. Information about the portion of the performance share award that becomes vested regardless of whether the performance goals are met is presented under the Restricted Stock Awards column in the "Summary Compensation Table" presented previously in this Proxy Statement. Presented below is the maximum number of performance shares of LII common stock that may be payable to each of the named executive officers that is subject to achievement of the performance goals. The actual number of shares awarded depends on the level of achievement of the performance objectives. Additionally, the named executive officers were awarded a restricted stock grant in July 2002, whereby all shares vest in July 2005, providing continued employment. Mr. Schjerven did not receive a restricted stock award.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                       NUMBER OF SHARES, UNITS   PERFORMANCE OR OTHER PERIOD
                NAME                   DATE OF GRANT       OR OTHER RIGHTS       UNTIL MATURATION OR PAYOUT
                ----                   -------------   -----------------------   ---------------------------
Robert E. Schjerven..................     5/17/02              141,600                     3 years
Robert E. Schjerven..................    12/13/02              141,600                     3 years
Harry J. Ashenhurst, Ph.D. ..........     5/17/02               56,000                     3 years
Harry J. Ashenhurst, Ph.D. ..........     7/18/02               15,500                     3 years
Harry J. Ashenhurst, Ph.D. ..........    12/13/02               56,000                     3 years
Richard A. Smith.....................     5/17/02               56,000                     3 years
Richard A. Smith.....................     7/18/02               15,500                     3 years
Richard A. Smith.....................    12/13/02               56,000                     3 years
Dennis H. Smith......................     5/17/02               56,000                     3 years
Dennis H. Smith......................     7/18/02               15,500                     3 years
Dennis H. Smith......................    12/13/02               56,000                     3 years
Carl E. Edwards, Jr. ................     5/17/02               56,000                     3 years
Carl E. Edwards, Jr. ................     7/18/02               15,500                     3 years
Carl E. Edwards, Jr. ................    12/13/02               56,000                     3 years

RETIREMENT PLANS

     The named executive officers participate in four LII-sponsored retirement plans. The plans are as follows: the pension plan for salaried employees, the profit sharing retirement plan, the supplemental retirement plan, and the profit sharing restoration plan. The supplemental retirement plan and the profit sharing restoration plan are non-qualified plans. LII pays the full cost of each of these plans.

     The pension plan for salaried employees is a floor offset plan. A target benefit is calculated using credited service and final average pay during the five highest consecutive years. The benefit is currently based on 1.00% of final average pay, plus 0.60% of final average pay above Social Security covered compensation, multiplied by the number of years of credited service, not to exceed 30 years. Employees vest after five years of service and may commence unreduced benefits at age 65. If specified age and service requirements are met, benefits may commence earlier on an actuarially reduced basis. At time of retirement, a participant may choose one of five optional forms of payment.

     The supplemental retirement plan permits income above Internal Revenue Service limitations to be considered in determining final average pay, doubles the rate of benefit accrual, limits credited service to 15 years and permits early retirement on somewhat more favorable terms than the pension plan.

     The profit sharing retirement plan is a defined contribution plan. Profit sharing contributions, as determined by the Board of Directors, are credited annually to participants' accounts based on total pay. Participants are fully vested after six years. The assets of the plan are employer directed. Distributions may occur at separation of employment and can be paid directly to the participant.

     The profit sharing restoration plan permits accruals that otherwise could not occur because of Internal Revenue Service limitations on compensation.

     The estimates of annual retirement benefits shown in the following table are the targets established by the supplemental retirement plan.

                                                        YEARS OF SERVICE
                                  -------------------------------------------------------------
 2002 FINAL AVERAGE EARNINGS(1)      5        10         15         20         25         30
 ------------------------------   -------   -------   --------   --------   --------   --------
$  250,000......................  $34,906   $69,812   $104,718   $104,718   $104,718   $104,718
   425,000......................   62,906   125,812    188,718    188,718    188,718    188,718
   600,000......................   90,906   181,812    272,718    272,718    272,718    272,718
   775,000......................  118,906   237,812    356,718    356,718    356,718    356,718
   950,000......................  146,906   293,812    440,718    440,718    440,718    440,718
 1,125,000......................  174,906   349,812    524,718    524,718    524,718    524,718
 1,300,000......................  202,906   405,812    608,718    608,718    608,718    608,718

------------

(1) Final Average Earnings are the average of the five highest consecutive years of includible earnings. Compensation for these purposes includes salary and bonuses, and excludes extraordinary compensation such as benefits from the Plan or its predecessor plans. Bonus numbers used in these calculations, as per plan requirements, are the bonuses actually paid in those years. In the "Summary Compensation Table," the 2002 bonus reported is the bonus earned in 2002, but not actually paid until 2003.

     As of December 31, 2002, the final average earnings and the eligible years of credited service for each of the named executive officers was as follows: Mr. Schjerven $918,757--16.80 years; Dr. Ashenhurst $531,260--14.00 years; Mr.
Edwards $465,610--11.00 years; Mr. R. Smith $0--2.0 years; Mr. D. Smith $0--1.3 years.

EMPLOYMENT AGREEMENTS

     LII has entered into employment agreements with the named executive officers, which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. These employment agreements establish the basis of compensation and assignments, and contain post-employment covenants covering confidential information, the diverting of employees, vendors and contractors and the solicitation of customers. These agreements also establish binding arbitration as the mechanism for resolving disputes and provide benefits and income in the event employment terminates under specified circumstances. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other, in writing, at least 30 days prior to such date, of a decision not to renew the agreement.

     If LII terminates the employee prior to the expiration of the term of the agreement or if LII does not renew the agreement for any reason other than for cause, the employee will be entitled to receive monthly payments of the greater of the employee's base salary for the remainder of the agreement's term or three months of the employee's base salary in addition to any other compensation or benefits applicable to an employee at the employee's level.

     If LII terminates the employee other than for cause, including LII's non-renewal of the agreement, and the employee agrees to execute a written general release of any and all possible claims against LII existing at the time of termination, LII will provide the employee with an enhanced severance package. That package includes payment of the employee's base monthly salary for a period of twenty-four months following the date of termination, a lump sum in the amount which totals any short-term bonus payments actually paid to the employee over the twenty-four month period prior to the date of termination, a lump sum payment of a sum equal to ten percent of the employee's annual base salary in effect at the time of termination in lieu of perquisites lost, and forgiveness of COBRA premiums due for group health insurance coverage for up to eighteen months while the employee remains unemployed. If the employee remains unemployed at the end of eighteen months, the equivalent of the COBRA premium will be paid to the employee on a month-to-month basis for up to six additional months while the employee remains unemployed. Outplacement services are provided or, at the employee's election, a lump-sum payment of 10% of the employee's annual base salary will be made to the employee in lieu of those services. Additionally, the employee's beneficiary will receive a lump-sum death benefit equivalent to six months of the employee's base salary should the employee die while entitled to enhanced severance payments.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     LII has entered into change of control employment agreements with the named executive officers, which are identical except for the name of the named executive officer who is a party to the agreement and the date of the agreement. The change of control agreements provide for certain benefits under specified circumstances if the officer's employment is terminated following a change of control transaction involving LII. The change of control agreements are intended to provide protections to the officers that are not afforded by their existing employment agreements, but not to duplicate benefits provided by the existing employment agreements. The term of the change of control agreements is generally two years from the date of a potential change of control, as discussed below, or a change of control. If the officer remains employed at the conclusion of such term, the officer's existing employment agreement will continue to apply. The employment rights of the named executive officers under the change of control agreements would be triggered by either a change of control or a potential change of control. Following a potential change of control, the term of the change of control agreement may terminate but the change of control agreement will remain in force and a new term of the agreement will apply to any future change of control or potential change of control, if either (a) the Board of Directors determines that a change of control is not likely or (b) the named executive officer, upon proper notice to LII, elects to terminate his term of the change of control agreement as of any anniversary of the potential change of control.

     A "change of control" generally includes the occurrence of any of the following:

          (a) any person, other than specified exempt persons, including LII and its subsidiaries and employee benefit plans, becoming a beneficial owner of 35% or more of the shares of LII voting securities;

          (b) a change in the identity of a majority of the Board of Directors, unless approved by a majority of the incumbent members of the Board of Directors;

          (c) approval by the stockholders of a reorganization, merger or consolidation in which:

             (1) existing stockholders would own 65% or less of the voting securities of the surviving entity;

             (2) a person, other than specified exempt persons, would own 35% or more of the voting securities of the surviving entity;

             (3) less than a majority of the board of the surviving entity would consist of the then incumbent members of the Board of Directors; or

          (d) approval by the stockholders of a liquidation or dissolution of LII, unless such liquidation or dissolution involves a sale to a company of which following such transaction:

             (1) more than 65% of the voting securities of such company would be owned by existing stockholders;

             (2) no person, other than specified exempt persons, would own 35% or more of the voting securities of such company; and

             (3) at least a majority of the board of directors of such company would consist of the then incumbent members of the board of directors.

A "potential change in control" generally includes any of the following:

     - commencement of a tender or exchange offer for voting stock that, if consummated, would result in a change of control;

     - LII entering into an agreement which, if consummated, would constitute a change of control;

     - commencement of a contested election contest subject to proxy rules; or

     - occurrence of any other event that the Board of Directors determines could result in a change of control.

     During the term of the change of control agreement, an officer's position, authority, duties and responsibilities may not be diminished, and all forms of compensation, including salary, bonus, regular salaried employee plan benefits, stock options, restricted stock and other awards, must continue on a basis no less favorable than at the beginning of the term of the change of control agreement and, in the case of specified benefits, must continue on a basis no less favorable in the aggregate than the most favorable application of such benefits to any of LII's employees.

     If an officer terminates employment during the term of the change of control agreement for good reason or for any reason during a window period (the 90-day period commencing 366 days after any change of control), LII will pay the officer:

     - his then unpaid current salary and a pro rata portion of the highest bonus earned during the preceding three years, as well as previously deferred compensation and accrued vacation time;

     - a lump-sum cash payment equal to the sum of three times the officer's annual base salary and three times the highest annual bonus paid or awarded to the officer during the preceding three fiscal years;

     - a lump-sum cash payment equal to the sum of three times the officer's annual base salary and three times the highest annual bonus paid or awarded during the preceding three fiscal years, to reflect the equity component of the officer's compensation;

     - a lump-sum cash payment equal to the sum of 15% of the officer's annual base salary, in lieu of outplacement services, and three times 15% of the annual base salary that would have been paid or awarded to the officer during the fiscal year that includes the date of termination, for the perquisites component of the officer's compensation;

     - for purposes of LII's supplemental retirement plan and LII's profit sharing restoration plan, three additional years added to both his service and age criteria; and

     - continued coverage under LII's employee welfare benefits plans for up to four and one-half years.

     In addition, all options, restricted stock and other compensatory awards held by the officer will immediately vest and become exercisable, and the term of these awards will be extended for up to three years following termination of employment. The officer may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the term of the change of control agreement or the six-month period prior to the beginning of the term of the change of control agreement.

     In the event of any contest concerning a change of control agreement, unless the officer's claim is found by a court to be frivolous, LII has no right of offset, the officer is not required to mitigate damages, and LII agrees to pay any legal fees incurred by the officer in connection with such contest.

     LII also agrees to pay all amounts owing to the officer during any period of dispute, subject only to the officer's agreement to repay any amounts to which he is determined not to be entitled. The change of control agreements provide for a tax gross-up in the event that specified excise taxes are applicable to payments made by LII under a change of control agreement or otherwise. The change of control agreements require the officer to maintain the confidentiality of LII's information, and, for a period of

24 months following his termination of employment, to avoid any attempts to induce LII's employees to terminate their employment with LII.

INDEMNIFICATION AGREEMENTS

     LII has entered into indemnification agreements with its Directors and a number of its executive officers. Each of the indemnification agreements is identical except for the name of the Director or executive officer who is a party to the agreement and the date of the agreement. Under the terms of the indemnification agreements, LII has generally agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law on the date of the agreements and to such greater extent as applicable law may at a future time permit. In addition, the indemnification agreements contain specific provisions pursuant to which LII has agreed to indemnify each indemnitee:

     - if such person is, by reason of his or her status as a Director, nominee for Director, officer, agent or fiduciary of LII or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at LII's request, any such status being referred to as a "corporate status," made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding, other than a proceeding by or in the right of LII;

     - if such person is, by reason of his or her corporate status, made or threatened to be made a party to any proceeding brought by or in the right of LII to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such proceeding as to which such indemnitee shall have been adjudged to be liable to LII if applicable law prohibits such indemnification, unless and only to the extent that a court shall otherwise determine;

     - against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any proceeding to which such indemnitee was or is a party by reason of his or her corporate status and in which such indemnitee is successful, on the merits or otherwise;

     - against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a proceeding to the extent that such indemnitee is, by reason of his or her corporate status, a witness or otherwise participates in any proceeding at a time when such person is not a party in the proceeding; and

     - against expenses actually and reasonably incurred by such person in certain judicial adjudications of or awards in arbitration to enforce his or her rights under the indemnification agreements.

     In addition, under the terms of the indemnification agreements, LII has agreed to pay all reasonable expenses incurred by or on behalf of an indemnitee in connection with any proceeding, whether brought by or in the right of LII or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by LII of a written request from such indemnitee for such payment. In the indemnification agreements, each indemnitee has agreed that he or she will reimburse and repay LII for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by LII against such expenses.

     The indemnification agreements also include provisions that specify the procedures and presumptions, which are to be employed to determine whether an indemnitee is entitled to indemnification. In some cases, the nature of the procedures specified in the indemnification agreements varies depending on whether LII has undergone a change in control.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     John W. Norris, Jr., LII's Chairman of the Board, David H. Anderson, Stephen R. Booth, Thomas W. Booth, David V. Brown and John W. Norris III, each a Director of LII, as well as other LII Stockholders, who may be immediate family members of the foregoing persons, are, individually or through trust arrangements, members of AOC Land Investment, L.L.C. AOC Land Investment, L.L.C. owns 70% of AOC Development II, L.L.C., which owns substantially all of One Lake Park, L.L.C. LII is leasing part of an office building owned by One Lake Park, L.L.C. for use as the LII corporate headquarters. The lease, initiated in 1999, has a term of 25 years and the lease payments for 2002 totaled approximately $2.9 million. LII also leased a portion of Lennox Center, a retail complex owned by AOC Development, L.L.C., for use as offices. The Lennox Center lease had a term of three years and the lease payments for 2002 totaled approximately $122,580. AOC Land Investment, L.L.C. also owns 70% of AOC Development, L.L.C. LII believes that the terms of its leases with One Lake Park, L.L.C. and AOC Development, L.L.C. are comparable to terms that could be obtained from unaffiliated third parties.

     Previously, LII has entered into stock disposition agreements, which allowed its executive officers, Directors, and Stockholders to borrow money and use its capital stock held by them as collateral. The stock disposition agreements provided that in the event of a default on the underlying loan, LII would do one of several things, including registering the capital stock under the Securities Act of 1933, finding a buyer to purchase the stock or purchasing the stock itself. There was never a default under any of these agreements. The sole outstanding stock disposition agreement, which covered 150,000 shares of LII commons stock, was terminated on December 31, 2002 and LII will not enter into these types of agreements in the future.

     These transactions were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to LII than might have been obtained from unaffiliated third parties. LII does not intend to enter into any future transactions in which its Directors, executive officers or principal Stockholders and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of its Board of Directors and are on terms that are no less favorable to it than those that it could obtain from unaffiliated third parties.

                         OWNERSHIP OF LII COMMON STOCK

     The following table contains information regarding the beneficial ownership of LII common stock as of March 1, 2003 by the following individuals:

     - each person known by LII to own more than 5% of the outstanding shares of LII common stock;

     - each of LII's Directors;

     - each named executive officer of LII; and

     - all executive officers and Directors of LII as a group.

     All persons listed have an address in care of LII's principal executive offices which are located at 2140 Lake Park Boulevard, Richardson, Texas 75080.

     The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 of the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that were exercisable on March 1, 2003 or would be exercisable within 60 days following March 1, 2003 are considered outstanding. However, such shares are not considered outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge and unless otherwise indicated, each Stockholder has sole voting and investment power over the shares listed as beneficially owned by such Stockholder, subject to community property laws where applicable. Percentage of ownership is based on 58,007,567 shares of common stock outstanding as of March 1, 2003.

                                                              SHARES BENEFICIALLY OWNED
                                                              -------------------------
                      BENEFICIAL OWNER                          NUMBER      PERCENTAGE
                      ----------------                        -----------   -----------
John W. Norris, Jr.(1)(2)...................................   4,630,299       7.89
Robert E. Schjerven(2)......................................     946,839       1.62
Harry J. Ashenhurst, Ph.D.(2)...............................     425,439       *
Linda G. Alvarado(2)(3).....................................     162,436       *
David H. Anderson(2)(4).....................................   3,294,439       5.66
Steven R. Booth(2)(5).......................................   2,890,180       4.98
Thomas W. Booth(2)(6).......................................   2,954,313       5.09
David V. Brown(2)(7)........................................   1,367,355       2.35
James J. Byrne(2)...........................................     190,539       *
Janet K. Cooper(2)..........................................      37,925       *
Carl E. Edwards, Jr.(2).....................................     451,770       *
C. L. (Jerry) Henry(2)......................................      20,718       *
John E. Major(2)............................................     178,412       *
John W. Norris III(2)(8)....................................     340,780       *
William G. Roth(2)(9).......................................      30,595       *
Richard A. Smith(2).........................................     170,127       *
Terry D. Stinson(2).........................................      42,227       *
Richard L. Thompson(2)......................................     143,324       *
All executive officers and directors as a group (24
  persons)(2)...............................................  14,303,533      24.7

---------------

 *  Less than 1%

(1) Includes: (a) 321,750 shares held by the Robert W. Norris Trust A, 321,750 shares held by the John W. Norris, Jr. Trust A., and 663,135 shares held by the Megan E. Norris Trust A., each of which Mr. Norris is a co-trustee; and (b) 2,643,837 shares held by the Norris Family Limited Partnership, of which Mr. Norris is General Partner.

(2) Includes the following shares subject to options: Mr. Norris, Jr. -- 679,827; Mr. Schjerven -- 419,573; Dr. Ashenhurst -- 203,096; Ms.
     Alvarado -- 154,078; Mr. Anderson -- 149,078; Mr. S. Booth -- 3,783; Mr. T.
     Booth -- 27,997; Mr. Brown -- 154,078; Mr. Byrne -- 154,078; Ms.
     Cooper -- 27,028; Mr. Edwards -- 203,096; Mr. Henry -- 13,871; Mr.
     Major -- 154,078; Mr. Norris III -- 3,783; Mr. Roth -- 13,871; Mr. R.
     Smith -- 89,034; Mr. Stinson -- 27,028; Mr. Thompson -- 69,928; and all executive officers and Directors as a group -- 3,060,162.

(3)  Includes 8,174 shares held by Cimarron Holdings, LLC.

(4)  Includes 3,145,361 shares held by the David H. Anderson Trust.

(5) Includes (a) 2,007,956 shares held by trusts for the benefit of Mr. R. Booth, 642,741 shares held by the Steven R. Booth Trust, and 141,932 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. Booth is a co-trustee, and (b) 83,446 shares held by Mr. Booth's minor children.

(6) Includes: (a) 2,007,956 shares held by trusts for the benefit of Mr. R. Booth, 40,062 shares held by the Thomas W. Booth Trust, and 141,932 shares held by The Booth Family Charitable Lead Annuity Trust, each of which Mr. Booth is a co-trustee, and (b) 76,051 shares held by Mr. Booth's minor children.

(7)  Includes 315,117 shares held by Mr. Brown's minor children.

(8) Includes (a) 4,987 shares held by the W.H. Norris Trust, 4,987 shares held by the B.W. Norris Trust, and 4,063 shares held by the L.C. Norris Trust, each of which Mr. Norris is a trustee; (b) 26,438 shares (Mr. Norris' 1% beneficiary of the 2,643,837 shares held by the Norris Family Limited Partnership); and (c) 31,768 shares held by Mr. Norris' minor children.

(9)  Includes 6,000 shares held by spouse.

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total returns of LII, the Standard & Poor's Small-Cap 600 Index and a peer group of U.S. industrial manufacturing and service companies in the heating, ventilation, air conditioning and refrigeration businesses from July 29, 1999, the date of the LII initial public offering, through December 31, 2002. The chart assumes that $100 was invested on July 29, 1999, with dividends reinvested. Peer group returns are weighted by market capitalization. The peer group includes AAON, Inc., American Standard Companies Inc., Comfort Systems USA, Inc., Maytag Corporation, Modine Corporation, Watsco, Inc., Whirlpool Corporation, and York International Corporation.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------------------
                                7/29/99         12/31/99        12/31/00        12/31/01        12/31/02
--------------------------------------------------------------------------------------------------------
Lennox International Inc.         100.00           49.73           43.57           56.68           75.32
S&P 500                           100.00          107.71           97.90           86.27           67.20
S&P SMALLCAP 600                  100.00          107.02          119.65          127.47          108.83
Peer Group                        100.00           78.76           66.30           88.39           77.63


                             ADDITIONAL INFORMATION

QUORUM REQUIRED

     A quorum of LII Stockholders is necessary to have a valid meeting of Stockholders. A majority of the shares of LII common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Annual Meeting in order for a quorum to be established. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by LII in its treasury or by any majority-owned subsidiary or LII do not count toward a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given. We expect, in the event that a quorum is not present at the Annual Meeting, the meeting will be adjourned or postponed to solicit additional proxies.

VOTE REQUIRED

     Only Stockholders of record at the close of business on March 24, 2003 are entitled to notice of and to vote at the meeting. There were 58,037,371 shares of common stock of LII outstanding at the close of business on that date, all of which will be entitled to vote. Holders of shares of common stock are entitled to one vote per share held of record in their names on the record date on all matters. Stockholders do not have cumulative voting rights. The election of each Director requires a plurality of the votes cast. Votes withheld will be deemed not to have been cast. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate or proposal.

SHARES HELD IN STREET NAME

     Under the applicable rules of the New York Stock Exchange, brokers who hold shares in "street names" (i.e., in the name of a broker, bank or other record holder) for customers who are the beneficial owners of those shares may be prohibited from giving a proxy to vote those customers' shares with respect to the proposals to be voted on at the Annual Meeting in the absence of specific instructions from the customer. LII Stockholders whose shares are held in street name must either direct the record holder of their shares as to how to vote their shares or obtain a proxy from the record holder to vote at the Annual Meeting.

TELEPHONE AND INTERNET VOTING

     Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Mellon Investor Services may vote by telephone by calling Mellon Investor Services at (800) 435-6710 or by Internet at http://www.eproxy.com/lii.

     Shares Registered in the Name of a Brokerage Firm or Bank. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by Mellon Investor Services for shares registered in the name of the Stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

REVOKING PROXIES

     LII Stockholders of record may revoke their proxies at any time prior to the time their proxies are voted at the Annual Meeting. Proxies may be revoked by written notice, including by telegram or facsimile, to the Secretary of LII, by a later-dated proxy signed and returned by mail or by attending LII's Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of a revocation of a proxy must be sent so as to be delivered before the taking of the vote at the Annual Meeting to:

        Lennox International Inc.
        2140 Lake Park Blvd.
        Richardson, TX 75080
        Facsimile: (972) 497-6660
        Attention: Carl E. Edwards, Jr.

OTHER BUSINESS; ADJOURNMENTS

     We are not aware of any other business to be acted upon at the Annual Meeting. If, however, other matters are properly brought before the meeting, or any adjourned meeting, your proxies will have discretion to act on those matters or to adjourn the meeting, according to their best judgment. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made at any time by Stockholders representing a majority of the votes present in person or by proxy at the applicable special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting.

PROXY SOLICITATION

     The cost of solicitation of proxies will be paid by LII. In addition to solicitation by mail, the Directors, officers and employees of LII may also solicit proxies from Stockholders by telephone, facsimile, telegram, electronic mail or in person. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Upon request, we will reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

STOCKHOLDER PROPOSALS

     If you wish to submit a proposal for possible inclusion in our 2004 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before January 15, 2004. If you wish to submit a proposal at the 2004 Annual Meeting (but not seek inclusion of the proposal in our proxy material), we must receive your notice, in accordance with the LII Bylaws, not less than 60 nor more than 90 days in advance of such meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934 requires LII's Directors and executive officers and any person owning more than 10% of LII common stock to file reports of ownership and changes in ownership of LII common stock with the Securities and Exchange Commission and to furnish LII with copies of these reports. Based solely upon a review of the reports and related information furnished to LII, LII believes all filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with.

INDEPENDENT AUDITORS

     As recommended by LII's Audit Committee, on May 20, 2002, LII's Board of Directors approved the replacement of Arthur Andersen LLP ("Andersen") as LII's independent auditors and the appointment of KPMG LLP to serve as LII's independent public accountants for the year ending December 31, 2002.

     Andersen's reports on LII's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended December 31, 2001 and 2000 and the subsequent interim period through May 20, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report of LII's consolidated financial statements for such years and the subsequent interim period; and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

     At the time of Andersen's replacement, LII provided Andersen with a copy of the foregoing and a letter from Andersen confirming its agreement with these disclosures was filed as an exhibit to LII's Current Report on Form 8-K dated May 20, 2002.

     During LII's two most recent fiscal years and the subsequent interim period through May 20, 2002, LII did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on LII's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     A representative of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

     Audit Fees. KPMG LLP billed an aggregate of $880,000 for professional services rendered by that firm in respect of its audit of LII's annual financial statements for 2002 and its review of financial statements included in LII's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2002 and September 20, 2002. In addition, LII's former auditors, Andersen billed LII an aggregate of $8,000 for professional services rendered for the review of financial statements included in the LII Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     Financial Information Systems Design and Implementation Fees. No amounts were billed by KPMG LLP in respect of any financial information systems design and implementation services for 2002, and KPMG LLP provided no such services to LII during such year.

     All Other Fees. KPMG LLP billed an aggregate of $261,000 for all other professional services rendered in 2002. This aggregate amount includes audit related fees of $54,000 and non-audit services of $207,000. Audit related fees consisted of accounting consultation and attestation services traditionally performed by the auditor. Non-audit services consisted of tax compliance and consulting services. The Audit Committee has considered the compatibility of these services with the auditors' independence.

                                           By Order of the Board of Directors

                                           /s/ E. Edwards, Jr.
                                           Carl E. Edwards, Jr.
                                           Executive Vice President,
                                           Chief Legal Officer and Secretary

Richardson, Texas
April 16, 2003

                                                                      APPENDIX A

                           LENNOX INTERNATIONAL INC.

                                AUDIT COMMITTEE
                                    CHARTER

PURPOSE

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company's financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations and the Company's policies. In performing its role, the Audit Committee will maintain effective working relationships with the Board of Directors, management, the internal auditors and the independent accountants.

     The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual proxy statement.

ORGANIZATION

     The Audit Committee shall be comprised of no less than three Directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended by the Sarbanes-Oxley Act of 2002, and the rules and regulations of the Commission. All members of the Audit Committee shall be financially literate and at least one member of the Audit Committee shall be an "audit committee financial expert" as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

     The Board shall appoint the members of the Audit Committee annually, considering the recommendation of the Governance Committee. The members of the Audit Committee shall serve until their successors are appointed and qualify. The Board of Directors will appoint one Audit Committee member to serve as the Committee Chairman. The Board shall have the power at any time to change the membership of the Audit Committee and to fill vacancies in it, subject to such member(s) satisfying the independence, experience and financial expertise requirements referred to above. The Audit Committee shall meet when called by the Chairman, but at least four times per year. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

DUTIES AND RESPONSIBILITIES

     To fulfill its duties and responsibilities, the Audit Committee shall:

  General Responsibilities

     - Assist the Board of Directors in satisfying its responsibilities to the shareholders with respect to matters relating to the Company's accounting, financial reporting, audit, legal compliance and internal control practices.

     - Report Committee actions to the Board of Directors on a regular basis with such recommendations, as the Committee may deem appropriate.

March, 2003

     - Meet at least annually with the senior internal auditing executive, management and the independent accountants in separate executive sessions to discuss any matters that the Committee or they believe should be discussed privately with the Audit Committee.

     - Perform the functions assigned to the Committee by the Company's charter or bylaws, or the Board of Directors.

     - Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

     -   Review at least annually the Audit Committee's own performance.

  Internal Control

     - Review with the Company's management, the independent accountant and senior internal audit director, the Company's internal control procedures, financial and accounting personnel and the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable or necessary.

  Financial Reporting Process

     - Review with management and the independent accountants any significant accounting and reporting issues made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles.

     - Inquire of management, the independent accountants and the senior internal auditing executive about the Company's significant risks and exposures, and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     - Review and discuss with management and the independent accountant the Company's annual audited financial statements, including disclosures made in managements discussion and analysis, related footnotes and the independent accountant's report, and resolve any questions with management, and if required, the independent accountants.

     - Review annual and/or quarterly filings with the SEC and other published documents containing the Company's financial statements, and determine whether the information contained in these documents is consistent with that known to the Committee members.

     - Review of the Company's interim financial information, including disclosures made in managements discussion and analysis, with the Company's management and the independent accountants for preparation in accordance with applicable generally accepted auditing principles prior to the inclusion of such information in the Company's Form 10-Q.

     -   Review and discuss quarterly reports from the independent auditors on
         (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

March, 2003

     - Discuss with the independent accountant the matters required by generally accepted auditing standards and the Securities and Exchange Commission relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

     - Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

     - Discuss with management and the independent accountant the effect of regulatory and accounting initiatives as well as off-balance sheet structures impacting the Company.

     - Review disclosures made to the Audit Committee and the independent accountants by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls and discuss with the independent accountants any issues that arise from the attesting to the annual certifications.

  Review of Process for Company Compliance with Laws, Regulations and Policies

     - Review with the Company's counsel any contingent liabilities and/or legal matters that could have a significant impact on the Company's financial statements or the Company's compliance policies.

     - Review the Company's process for determining risks and exposures from asserted and unasserted litigation and claims.

     - Review the Company's program for monitoring compliance with policies and review any recurring events of non-compliance of a material nature.

     - Discuss with management and the independent accountant any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company's financial statements or accounting policies.

     - Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     - Obtain reports from the independent accountants, the internal auditors and/or management regarding insider and affiliated party transactions and regarding conformity by the Company and its subsidiaries with the Company's code of business conduct and ethics.

     - Obtain from the independent accountant assurance that Section 10A(b) of the Exchange Act has not been implicated.

  Internal Audit

     - Review the appointment and replacement of the senior internal auditing executive.

     - Evaluate and approve the process for establishing the annual internal audit plan and review such plan to determine that the plan is sufficiently linked to the Company's overall business objectives and associated risks.

March, 2003

     - Review with the senior internal auditing executive and management the following:

      1.  The Internal Audit Department Charter.

      2.  The Department structure, budget, staffing level and qualifications.

      3.  A summary of activities and significant findings during the year.

      4.  Any changes required in the scope of the audit plan.

     - Review the overall effectiveness of the internal audit function and review a summary of the significant reports to management prepared by the internal auditing department and management's responses.

  Independent Accountants

     - Ensure that the independent accountants are ultimately accountable to the Audit Committee and that the Audit Committee has the sole authority to appoint or replace the independent accountants (subject, if applicable, to shareholder ratification), approve the compensation of the independent accountants for performing the annual audit, preapprove all non-audit services with the independent accountants, and direct the dismissal of the independent accountants when circumstances warrant Committee action. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountant for the purpose of rendering or issuing an audit report.

     - Review the scope and approach of the annual audit with the independent accountants, including their process for identifying and responding to key audit and internal control risks.

     - Review and evaluate the lead partner of the independent accountants team.

     - Obtain and review a report from the independent accountant at least annually regarding (a) the independent accountants' internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants' quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants' independence, and taking into account the opinions of management and senior internal auditing director. The Audit Committee shall present its conclusions with respect to the independent accountants to the Board.

     - Ensure the rotation as required by law of audit partners who are members of the audit engagement team who have responsibility for decision making on significant auditing, accounting, and reporting matters that affect the financial statements of the Company, or who maintain regular contact with management and the Audit Committee.

     - Recommend to the Board policies for the Company's hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company.

     - Discuss any issues that the independent accountant's audit team conferred with the national office of the independent accountant.

March, 2003

REPORTING RESPONSIBILITIES

     To satisfy its reporting responsibilities, the Audit Committee shall:

     - Affirm annually, in writing, to the New York Stock Exchange that the Audit Committee has:

      1.  Met and will continue to meet, the membership requirements.

      2.  Adopted a written charter.

      3.  Annually reviewed and reassessed the adequacy of the charter.

     -   Disclose in the Company's proxy statement that:

      1.  All Audit Committee members are independent.

      2. The Audit Committee is governed by a written charter, and includes a copy of the charter in the proxy as required by law.

      3. Identify the Financial Expert(s) serving as Audit Committee members(s), or state that there is no such member.

     - Include in the Company's proxy statement a report from the Audit Committee that states that it has:

      1. Reviewed and discussed the Company's audited financial statements with management and the independent accountant.

      2. Discussed the quarterly financial statements, including the quality of accounting principles, with management and the independent accountants.

      3. Received the required written independence disclosures from the independent accountants.

      4. Recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

SPECIAL AUTHORITIES

     The Audit Committee shall also have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibility. The Committee shall have unrestricted access to members of management, independent accountants and all information relevant to its responsibilities. The Committee shall be empowered to retain independent counsel, accountants or other advisors, as they deem appropriate from time to time. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any such independent counsel, accountant or other advisor retained by the Audit Committee.

LIMITATION OF AUDIT COMMITTEE'S ROLE

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. These are the responsibilities of management and the independent accountants.

March, 2003

                            LENNOX INTERNATIONAL INC.
        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 16, 2003
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes John W. Norris, Jr. and Carl E. Edwards, Jr., and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 16, 2003, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

   IMPORTANT - PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "AGAINST" PROPOSAL 2.

    ------------------------------------------------------------------------
    ADDRESS CHANGE/COMMENTS (MARK THE CORRESPONDING BOX ON THE REVERSE SIDE)
    ------------------------------------------------------------------------



    ------------------------------------------------------------------------




--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

       YOU CAN NOW ACCESS YOUR LENNOX INTERNATIONAL INC. ACCOUNT ONLINE.

Access your Lennox International Inc. shareholder account online via Investor ServiceDirect(R)(ISD).

Mellon Investor Services LLC, agent for Lennox International Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple, and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

          o    View account status

          o    View certificate history

          o    View book-entry information

          o    View payment history for dividends

          o    Make address changes

          o    Obtain a duplicate 1099 tax form

          o    Establish/change your PIN

              VISIT US ON THE WEB AT http://www.melloninvestor.com
                 AND FOLLOW THE INSTRUCTIONS SHOWN ON THIS PAGE.

STEP 1: FIRST TIME USERS - ESTABLISH A PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

THE CONFIDENTIALITY OF YOUR PERSONAL INFORMATION IS PROTECTED USING SECURE SOCKET LAYER (SSL) TECHNOLOGY.

o    SSN or Investor ID

o    PIN

o    Then click on the ESTABLISH PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

STEP 2: LOG IN FOR ACCOUNT ACCESS

You are now ready to log in. To access your account please enter your:

o    SSN or Investor ID

o    PIN

o    Then click on the SUBMIT button

If you have more than one account, you will now be asked to select the appropriate account.

STEP 3: ACCOUNT STATUS SCREEN

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

o    Certificate History

o    Book-Entry Information

o    Issue Certificate

o    Payment History

o    Address Change

o    Duplicate 1099

              FOR TECHNICAL ASSISTANCE CALL 1-877-978-7778 BETWEEN
                       9AM-7PM MONDAY-FRIDAY EASTERN TIME

        THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND "AGAINST" PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                      PROPOSAL 1 AND "AGAINST" PROPOSAL 2.

                                                                Please      [ ]
                                                                Mark Here
                                                                for Address
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE

1. Election of the following nominees to serve as directors for a term expiring in 2006:

     01 Linda G. Alvarado,  02 Steven R. Booth,  03 David V. Brown,
     04 John E. Major and   05 Walden W. O'Dell

INSTRUCTIONS: To withhold authority to vote for any individual nominee mark the "Exceptions" box and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

           FOR         WITHHOLD AUTHORITY
       all nominees     to vote for all
         listed         nominees listed         EXCEPTIONS

           [ ]               [ ]                   [ ]

2. Proposal by Stockholders that the Board adopt an executive compensation policy that all future stock option grants to senior executives shall be indexed to industry performance.

           FOR              AGAINST              ABSTAIN

           [ ]               [ ]                   [ ]

3. At the discretion of such Proxies on any other matter that may properly come before the meeting or any adjournment thereof.

Please disregard if you have previously provided your consent decision.

I (WE) PLAN TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 16,          [ ]
2003.

By checking the box to the right, I consent to future delivery of            [ ]
annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Dated:                                                                    , 2003
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                                   Signature

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                                   Signature

Please sign exactly as your name appears hereon. Executors, administrators, guardians, and others signing in a fiduciary capacity should indicate such capacity when signing. If shares are held jointly, each holder should sign. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


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                            * FOLD AND DETACH HERE *

                      VOTE BY INTERNET OR TELEPHONE OR MAIL
                          24 HOURS A DAY, 7 DAYS A WEEK

     INTERNET AND TELEPHONE VOTING IS AVAILABLE THROUGH 11 PM EASTERN TIME
                      THE DAY PRIOR TO ANNUAL MEETING DAY.

YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES
    IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                            http://www.eproxy.com/lii

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

                                       OR

                                    TELEPHONE
                                 1-800-435-6710

Uses any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

                                       OR

                                      MAIL

            Mark, sign and date your proxy card and return it in the
                         enclosed postage-paid envelope.

               IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,
                  YOU DO NOT NEED TO MAIL BACK YOUR PROXY CARD.

YOU CAN VIEW THE ANNUAL REPORT AND PROXY STATEMENT
ON THE INTERNET AT www.lennoxinternational.com
(http://www.lennoxinternational.com)
AND SELECT SEC FILINGS FROM THE FINANCIALS MENU.